INITIAL CAPITAL AGREEMENT


                                                                   July 27, 2006


Board of Trustees of
Surgeons Diversified Investment Fund
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 shares of beneficial interest, no par value, of the Surgeons Diversified Investment Fund (the "Fund"), a series of Surgeons Diversified Investment Fund, an Ohio Business Trust (the "Trust"), at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is hereby confirmed.

     The undersigned represents and agrees that it is: 1) an accredited investor within the meaning of the Securities Act of 1933 (the "1933 Act"); 2) purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the 1933 Act, nor with any present intention of distributing or selling such shares; and 3) is the investment manager to the Fund and therefore intimately familiar with all material factors associated with this investment, including all risks associated therewith.


                                           Very truly yours,

                                           Surgeons Asset Management, LLC


                                           By:  /s/ Gay L. Vincent
                                               ------------------------------
                                                Gay L. Vincent, Comptroller

                                                Name:  Gay L. Vincent

                                                Title: Comptroller

Confirmed and Accepted:

Surgeons Diversified Investment Fund

By:   /s/ Savitri P. Pai
     -----------------------------
      Savitri P. Pai, Esq.
      President